EXHIBIT 4.4


                             STOCK PURCHASE WARRANT

THIS WARRANT WAS ORIGINALLY ISSUED ON DECEMBER 4, 2000 AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT, THE RULES AND REGULATIONS THEREUNDER OR THE PROVISIONS OF THIS WARRANT. THIS WARRANT IS ALSO SUBJECT TO A SECURITIES PURCHASE AGREEMENT (GECC) DATED AS OF DECEMBER 4, 2000 AMONG HI-RISE RECYCLING SYSTEMS, INC., AND GENERAL ELECTRIC CAPITAL CORPORATION. A COPY OF THE SECURITIES PURCHASE AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY HI-RISE RECYCLING SYSTEMS, INC. TO THE HOLDER HEREOF UPON REQUEST.

Date of Issuance: December 4, 2000                      Certificate No. 2000A-1

         FOR VALUE RECEIVED, HI-RISE RECYCLING SYSTEMS, INC., a Florida corporation (the "Company"), hereby grants to General Electric Capital Corporation, a Delaware corporation ("Holder"), or its permitted transferees and assigns the right to purchase from the Company at any time after the Date of Issuance (as set forth above) a total of 17,745,689 Warrant Shares (as defined herein) at a price per share of $0.01 (the "Initial Exercise Price"). This Warrant is issued pursuant to the terms of the Securities Purchase Agreement
(GECC), dated as of December 4, 2000 (the "Securities Purchase Agreement"), between the Company and General Electric Capital Corporation ("GE Capital"). Certain capitalized terms used herein are defined in Section 9 hereof. The amount and kind of securities obtainable pursuant to the rights granted hereunder and the purchase price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant.

         This Warrant is subject to the following provisions:

         Section 1. Exercise of Warrant.

         1A. Exercise Period. The purchase rights represented by this Warrant may be exercised, in whole or in part, at any time and from time to time during the period commencing on the Date of Issuance through and including the 10th anniversary of the Date of Issuance (the "Exercise Period"). Notwithstanding the foregoing, the Holder must purchase a minimum of 10,000 Warrant Shares each time it chooses to purchase Warrant Shares, except to purchase the remaining Warrant Shares available to it.

         1B. Exercise Procedure.

         (i) This Warrant shall be deemed to have been exercised when all of the following items have been delivered to the Company (the "Exercise Time"):

         (a) a completed Exercise Agreement, as described in Section 1C below, executed by the Person exercising all or part of the purchase rights represented by this Warrant (the "Purchaser");

         (b) this Warrant;

         (c) if the Purchaser is not the Registered Holder, an Assignment or Assignments in the form set forth in EXHIBIT I hereto evidencing the assignment of this Warrant to the Purchaser; and

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         (d) (i)a check payable to the Company in an amount equal to the product of the Exercise Price (as defined below) multiplied by the number of Warrant Shares being purchased upon such exercise (the "Aggregate Exercise Price") and/or (ii) by the Holder's surrender to Company of that number of shares of Warrant Shares (or the right to receive such number of shares) or shares of Common Stock having an aggregate Fair Market Value equal to or greater than the Exercise Price for all shares then being purchased (including those being surrendered), or (iii) any combination thereof, duly endorsed by or accompanied by appropriate instruments of transfer duly executed by Holder or by Holder's attorney duly authorized in writing.

         (ii) Certificates for Warrant Shares purchased upon exercise of this Warrant shall be delivered by the Company to the Purchaser within five (5) business days after the date of the Exercise Time together with any cash payable in lieu of a fraction of a share pursuant to Section 14 hereof. Unless all of the purchase rights represented by this Warrant have been exercised, the Company shall prepare a new warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not been exercised and shall, within such five-day period, deliver such new warrant to the Person designated for delivery in the Exercise Agreement.

         (iii) The Warrant Shares issuable upon the exercise of this Warrant shall be deemed to have been issued to the Purchaser at the Exercise Time, and the Purchaser shall be deemed for all purposes to have become the Registered Holder of such Warrant Shares at the Exercise Time.

         (iv) The issuance of certificates for Warrant Shares upon exercise of this Warrant shall be made without charge to the Registered Holder or the Purchaser for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of Warrant Shares (other than transfer taxes payable because the holder of the Warrant Shares is other than the Registered Holder).

         (v) The Company shall not close its books against the transfer of this Warrant or of any Warrant Shares issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant. The Company shall from time to time take all such action as may be necessary to assure that the par value per share of the unissued Warrant Shares acquirable upon exercise of this Warrant is at all times equal to or less than the Exercise Price then in effect. In the event that the Company fails to comply

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with its obligations set forth in the foregoing sentence, the Purchaser may (but shall not be obligated to) purchase Warrant Shares hereunder at par value, and the Company shall be obligated to reimburse the Purchaser for the aggregate amount of consideration paid in connection with such exercise in excess of the Exercise Price then in effect.

         (vi) The Company shall assist and cooperate with the Registered Holder or any the Purchaser required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).

         (vii) Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a Change of Control, Organic Change (as defined below) or other transaction affecting the Company, such exercise may at the election of the Registered Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

         (viii) The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant. All Warrant Shares which are so issuable shall, when issued and upon the payment of the applicable Exercise Price, be duly and validly issued, fully paid and nonassessable, free of any pre-emptive rights and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to ensure that all such Warrant Shares may be so issued without violation by the Company of any applicable law or governmental regulation. The Company shall not take any action which would cause the number of authorized but unissued Warrant Shares to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of the Warrant.

         (ix) If the Warrant Shares issuable by reason of exercise of this Warrant are at the time of exercise of this Warrant convertible into or exchangeable for any other stock or securities of the Company, the Company shall, at the Purchaser's option and upon surrender of this Warrant by the Purchaser as provided above together with any notice, statement or payment required to effect such conversion or exchange of Warrant Shares, deliver to the Purchaser (or as otherwise specified by the Purchaser) a certificate or certificates representing the stock or securities into which the Warrant Shares issuable by reason of such conversion are convertible or exchangeable, registered in such name or names and in such denomination or denominations as the Purchaser has specified.

         (x) The Company shall not, and shall not permit its Subsidiaries to, directly or indirectly, by any action (including, without limitation, reincorporation in a jurisdiction other than Florida, amending its certificate of incorporation or through any Organic Change, issuance or sale of securities, recapitalization, reclassification of shares or any other voluntary action) avoid or seek to avoid the observance or performance of any of the terms of this Warrant or impair or diminish its value (except for any action which ratably affects all Warrant Shares and shares of Common Stock), but shall at all times in good faith assist in the carrying out of all such terms of this Warrant.

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Without limiting the generality of the foregoing, the Company shall (a) obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant and (b) except as set forth in this Section 1 B, not undertake any reverse stock split, combination, reorganization or other reclassification of its capital stock which would have the effect of causing a material portion of the purchase rights represented hereby to become exercisable for less than one share of Common Stock.

         1C. Exercise Agreement. Upon any exercise of this Warrant, the Purchaser shall deliver to the Company an Exercise Agreement in substantially the form set forth in EXHIBIT I hereto, except that if the Warrant Shares are not to be issued in the name of the Registered Holder, the Exercise Agreement shall also state the name of the Person to whom the certificates for the Warrant Shares are to be issued, and if the number of Warrant Shares to be issued does not include all of the Warrant Shares purchasable hereunder, it shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be issued.

         Section 2. Adjustment of Exercise Price and Number of Shares. In order to prevent dilution of the rights granted under this Warrant, the Initial Exercise Price shall be subject to adjustment from time to time as provided in this Section 2 (as so adjusted, the "Exercise Price"), and the number of Warrant Shares obtainable upon exercise of this Warrant shall be subject to adjustment from time to time, each as provided in this Section 2.

         2A. Certain Acquisitions. If and when on or after the Date of Issuance the Company (i) engages in a business combination transaction, whether by way of stock purchase, merger, asset purchase or otherwise, or (ii) issues more than 444,444 shares of Common Stock in the aggregate upon conversion of the Company's Series B Convertible Preferred Stock, then immediately upon the consummation of any such transaction or issuance, the number of Warrant Shares obtainable upon exercise of this Warrant shall be increased so that this Warrant shall entitle the Registered Holder to purchase that number of Warrant Shares which shall bear the same proportion to the Fully Diluted Common Stock of the Company immediately after any such transaction or issuance as the proportion of that number of Warrant Shares in effect immediately prior to any such transaction or issuance bore to the Fully Diluted Common Stock of the Company immediately prior to such transaction or issuance. This adjustment shall be made separately for each such transaction and issuance. For the purposes hereof, "Fully Diluted Common Stock" as of a specified time shall mean the aggregate of all outstanding shares of Common Stock as of such time plus all shares of Common Stock issuable upon the exercise or conversion of securities exercisable for, or convertible into, shares of Common Stock of the Company which securities are outstanding or issuable at such time.

         2B. Adjustment to Exercise Price. If and whenever on or after the Date of Issuance the Company issues or sells, or in accordance with Section 2C is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Exercise Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue

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or sale the Exercise Price shall be reduced to the Exercise Price determined by dividing (i) the sum of (1) the product derived by multiplying the Exercise Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus
(2) the consideration, if any, received by the Company upon such issue or sale, by (ii) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. Notwithstanding anything in this Agreement to the contrary, there will be no adjustment pursuant to this Section 2B for any issuance or deemed issuance of Common Stock (i) pursuant to exercise of stock options, warrants and other rights to acquire Common Stock described in Schedule
3.2 of the Securities Purchase Agreement (as such number of shares is proportionately adjusted for subsequent stock splits, combinations of shares and stock dividends affecting the Common Stock), in each case pursuant to the terms thereof as in effect on the date hereof, and (ii) pursuant to the Company's stock option plans described in Schedule 3.2 of the Securities Purchase Agreement.

         2C. Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price under Section 2B, the following shall be applicable:

         (1) Issuance of Rights or Options. If the Company in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Exercise Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Option or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon exercise of all such options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Exercise Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

         (2) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities (other than pursuant to the Company's stock option plans described in Schedule 3.2 to the Securities Purchase Agreement), and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Exercise Price in effect immediately prior to the time of such issue or sale, then the maximum number of

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shares of Common Stock issuable upon conversion or exchange of such Convertible
Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total maximum number of Shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Exercise Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Exercise Price had been or are to be made pursuant to other provisions of this Section 2, no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

         (3) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Exercise Price in effect at the time of such change shall be immediately adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2C(3), if the terms of any Option or Convertible Security which was outstanding as of the Date of Issuance of this Warrant are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided, that no such change shall at any time cause the Exercise Price hereunder to be increased.

         (4) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Exercise Price then in effect hereunder shall be adjusted immediately to the Exercise Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of this Section 2C(4), the expiration or termination of any Option or Convertible Security which was outstanding as of the Date of Issuance shall not cause the Exercise Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the Date of Issuance.

         (5) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor (net of discounts, commissions and

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related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company shall be the Fair
Market Value thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving company, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Company and Holder. If such parties are unable to reach agreement within a reasonable period of time, the Holder may, upon a reasonable good faith determination by the Holder that an appraisal is necessary, request in a timely manner that the fair value of such consideration be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Company and the Registered Holder of this Warrant. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Company.

         (6) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $01.

         (7) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

         (8) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or
(ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

         2D. Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the number of Warrant Shares for which this Warrant shall be exercisable shall be proportionately increased and the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a

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smaller number of shares, the number of Warrant Shares for which this Warrant shall be exercisable shall be proportionately reduced and the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

         2E. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction in each case which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the Registered Holder of this Warrant) to ensure that such Registered Holder of this Warrant shall thereafter have the right to acquire and receive upon exercise hereof, in lieu of or addition to (as the case may be) the Warrant Shares immediately theretofore acquirable and receivable upon exercise of this Warrant, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had exercised its Warrants immediately prior to such Organic Change. In each such case, the Company shall also make appropriate provision (in form and substance reasonably satisfactory to the Registered Holder of this Warrant) to insure that the provisions of this Section 2 and Section 5 hereof shall thereafter be applicable to the Warrants (including, in the case of any such Organic Change in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Exercise Price to the value for the Common Stock reflected by the terms of such Organic Change and a corresponding immediate adjustment in the number of Warrant Shares acquirable and receivable upon exercise of the Warrants, if the value so reflected is less than the Fair Market Value of the Common Stock in effect immediately prior to such Organic Change). The Company shall not effect any such Organic Change unless, prior to the consummation thereof, the successor entity (if other than the Company) resulting from such Organic Change assumes by written instrument (in form and substance reasonably satisfactory to the Registered Holder of this Warrant) the obligation to deliver to such Registered Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Registered Holder may be entitled to acquire.

         2F. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features other than pursuant to the stock option plans described in Schedule 3.2 of the Securities Purchase Agreement), then the Company's Board of Directors shall make an appropriate adjustment in the Exercise Price and the number of Warrant Shares obtainable upon exercise of this Warrant so as to protect the rights of the Registered Holder of this Warrant; and provided further that no such adjustment shall increase the Exercise Price as otherwise determined pursuant to this Section 2 or decrease the number of Warrant Shares issuable upon conversion of any Warrant.

         2G. Notices. Promptly after any adjustment of the Exercise Price, the Company shall give written notice thereof to the Registered Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

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The Company shall give written notice to the Registered Holder at least 20 days prior to the date on which any Organic Change shall take place. The Company shall also give written notice to the Registered Holder at least 20 days prior to the date on which any dissolution or liquidation shall take place.

         Section 3. Notices of Record Date. In case the Company shall take a record of all holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other right, then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, and the time, if any is to be fixed. Such notice shall be mailed by nationally recognized overnight courier at least ten (10) days prior to the earlier of the record date and the effective date for the event specified in such notice, provided that the failure to mail such notice shall not affect the legality or validity of any such action.

         Section 4. [Intentionally Omitted].

         Section 5. No Voting Rights: Limitation of Liability. This Warrant shall not entitle the Registered Holder hereof to any voting rights or other rights as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such Registered Holder for the Exercise Price of Warrant Shares acquirable by exercise hereof or as a stockholder of the Company.

         Section 6. Transferability. Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder, including without limitation the rights described in Sections 8A and 8B hereof are transferable, in whole or in part, without charge to the Registered Holder, upon surrender of this Warrant with a properly executed Assignment (in the form of EXHIBIT II hereto) at the principal office of the Company; provided, however that the rights described in Section 8B hereof shall cease to be transferable
(i) upon any sale of such Warrant Shares to the public pursuant to Rule 144 (or any successor provision) under the Securities Act or (ii) when a registration statement with respect to the sale of such Warrant Shares shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement. Notwithstanding the foregoing, any transfer must relate to a minimum of 50,000 Warrant Shares or such lesser amount as may then be owned by the transferring Holder. The Warrant Shares shall also be subject to certain transfer restrictions and each certificate for Warrant Shares purchased upon exercise of this Warrant shall bear a legend substantially as follows:

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"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT IN RESPECT OF WHICH THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO SUCH EFFECT OR OTHERWISE IN ACCORDANCE WITH THE SECURITIES PURCHASE AGREEMENT (GECC), DATED AS OF DECEMBER 4, 2000 BETWEEN THE ISSUER (THE "COMPANY") AND GENERAL ELECTRIC CAPITAL CORPORATION. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE."

         Section 7. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender. At the request of the Registered Holder (pursuant to a transfer of Warrants or otherwise), this Warrant may be exchanged for one or more Warrants to purchase Common Stock. The date the Company initially issues Warrants pursuant to the Securities Purchase Agreement shall be deemed to be the "Date of Issuance" regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All Warrants representing portions of the rights hereunder are referred to herein as the "Warrants."

         Section 8. Optional Redemption.

         8A. Optional Redemption of Warrants.

         (i) At any time and from time to time during the period through and including the 10th anniversary of the Date of Issuance (the "Redemption Period") and commencing (1) after the first to occur of (A) a Change of Control of the Company, other than one resulting from a Secondary Public Offering (as hereinafter defined); or (B) the earliest of (x) the termination by the Borrowers of any Commitment (other than the Acquisition Loan Commitment) (as such terms are defined in that certain Credit Agreement, dated as of October 28, 1998 (the "Credit Agreement"), among the Company, the other parties named as Borrowers thereto, GE Capital, BOA, and Key and the other parties which may from time to time be Lenders thereunder, and GE Capital, as Administrative Agent, and BOA, National Association, as Revolver Agent) under the Credit Agreement, and
(y) the date upon which the aggregate amount of permanent reductions in the outstanding principal balance of the Loans made pursuant to the Credit Agreement (other than mandatory prepayments as described in Section 1.3(b) and Section 1.3(d) of the Credit Agreement or permanent reductions made as a result of scheduled payments of principal of the Loans) equals or exceeds $10,000,000.00;

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or (z) upon an event of default by the Company pursuant to the Credit Agreement and/or (2) upon the occurrence of (A) the registration of the Common Stock of the Company under the Securities Act pursuant to a public offering of the Company's securities for cash through a nationally recognized underwriter, pursuant to which public offering the Company is able to raise net proceeds of at least $5,000,000 ("Secondary Public Offering"), or (B) the adoption by the Company of an employee stock ownership plan pursuant to which Common Stock will be issued to such plan or a trust pursuant to such plan for the benefit of employees, officers, or directors of the Company the Company shall, at the option of the Registered Holder of this Warrant, which option shall be exercised by delivering written notice (the "Warrant Redemption Notice") to the Company at least 20 days prior to the date designated by such holder for redemption of all or a portion of the Warrant (the "Warrant Redemption Date"), and subject to any restrictions in the Credit Agreement redeem from such Registered Holder all or a portion of the Warrant as to which such option shall have been exercised (the "Redemption Warrants"), at a price per Redemption Warrant equal to the Fair Market Value of the Redemption Warrants (the "Warrant Redemption Price").

         (ii) If the funds of the Company legally available for redemption of the Redemption Warrant on the Warrant Redemption Date are insufficient to redeem all of the Redemption Warrant, those funds which are legally available shall be used to redeem the maximum possible number of such Redemption Warrant. At any time thereafter when additional funds of the Company become legally available for the redemption of the Redemption Warrant, such funds shall be used, within 10 days after the end of the fiscal quarter in which such funds become legally available, to redeem the balance of the Redemption Warrant.

         (iii) Within 10 days following receipt of the Warrant Redemption Notice, the Company shall acknowledge its receipt of such notice and shall notify the holder having given such notice of the time and place of redemption and the Warrant Redemption Price.

         (iv) Unless there shall have been a default in payment of the Warrant Redemption Price, the Redemption Warrant shall not, from and after such Warrant Redemption Date, be deemed to be outstanding. Without limiting any rights of the holders of Redemption Warrant which are set forth in this Warrant or are otherwise available under law, any Redemption Warrant which the Company has become obligated to redeem on any Warrant Redemption Date but which it has not redeemed shall continue to have all of the powers and rights which such Redemption Warrant had prior to such Warrant Redemption Date, until the aggregate Warrant Redemption Price for such Redemption Warrant has been paid in full. Notwithstanding the foregoing, no such redemption shall affect any rights which a holder of Warrant Shares may have under Section 8B hereof.

         (v) Upon receipt by the Company of a Warrant Shares Redemption Notice from the Registered Holder upon the occurrence of an event described in Section 8A(i)(2)(A) or (B) above, the Company shall be obligated to redeem from the

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

Registered Holder all of the Redemption Warrants prior to redeeming any other outstanding securities issued by the Company.

         8B. Optional Redemption of Warrant Shares.

         (i) At any time and from time to time during the Redemption Period, the Company shall, at the option of each holder of Warrant Shares, which option shall be exercised by delivering written notice (the "Warrant Shares Redemption Notice") to the Company at least 20 days prior to the date designated by such holder for redemption of the Warrant Shares (the "Warrant Shares Redemption Date"), redeem from such holder of the Warrant Shares all of the Warrant Shares as to which such option shall have been exercised (the "Redemption Warrant Shares"), at a price per Redemption Warrant Share equal to the Fair Market Value thereof (the "Warrant Share Redemption Price").

         (ii) If the funds of the Company legally available for redemption of the Redemption Warrant Shares on the Warrant Shares Redemption Date are insufficient to redeem all of the Redemption Warrant Shares, those funds which are legally available shall be used to redeem the maximum possible number of such Redemption Warrant Shares. At any time thereafter when additional funds of the Company become legally available for the redemption of the Redemption Warrant Shares, such funds shall be used, within 10 days after the end of the fiscal quarter in which such funds become legally available, to redeem the balance of the Redemption Warrant Shares.

         (iii) Within 10 days following receipt of the Warrant Shares Redemption Notice, the Company shall acknowledge its receipt of such notice and shall notify the holder having given such notice of the time and place of redemption and the Warrant Share Redemption Price.

         (iv) Unless there shall have been a default in payment of the Warrant Share Redemption Price, the Redemption Warrant Shares shall not, from and after such Warrant Shares Redemption Date, be deemed to be outstanding. Without limiting any rights of the holders of Redemption Warrant Shares which are set forth in this Warrant or are otherwise available under law, any Redemption Warrant Shares which the Company has become obligated to redeem on any Warrant Share Redemption Date but which it has not redeemed shall continue to have all of the powers and rights which such Redemption Warrant Shares had prior to such Warrant Share Redemption Date, until the aggregate Warrant Share Redemption Price for such Redemption Warrant Shares have been paid in full. No such redemption shall affect any rights which a holder of Warrants may have under
Section 8A or this Section 8B.

         (v) Upon receipt by the Company of a Warrant Redemption Notice from the Registered Holder upon the occurrence of an event described in Section 8A(i)(2)(A) or (B) above, the Company shall be obligated to redeem from the Registered Holder all of the Redemption Warrant Shares prior to redeeming any other outstanding securities issued by the Company, provided, that any shares issued upon the exercise of warrants issued pursuant to the Securities Purchase

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

Agreement shall be redeemed pro rata on the basis of the number of such shares held by the holders thereof.

         8C. Limitations on Rights of Redemption. Notwithstanding anything herein to the contrary, (i) each redemption right provided by Sections 8A and 8B of this Agreement shall expire if the Warrant Redemption Notice or the Warrant Share Redemption Notice relating to a particular event that commences a Redemption Period is not delivered to the Company within 90 days after the earlier of (a) the date due notice of any such event is given to the Holder and/or (b) any public announcement of the event that commences a Redemption Period (any such 90 day period, a "Redemption Notice Period"), and (ii) the Fair Market Value shall be determined on the date of the event that commences a Redemption Period. In any event the Company shall give the Holder prompt Notice of any event commencing a Redemption Period.

         Section 9. Definitions. The following terms have the meanings set forth below:

         "BOA" means Bank of America, National Association.

         "Change of Control" shall have the meaning ascribed to such term in the Credit Agreement.

         "Closing Date" shall have the meaning ascribed to such term in the Securities Purchase Agreement.

         "Common Stock" means the Company's Common Stock, $01 par value per share, or any securities into which such Common Stock is hereafter converted, reclassified or exchanged.

         "Common Stock Deemed Outstanding" means at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2C(1) and 2C(2) hereof.

         "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

         "Fair Market Value" of any security means the highest of: (i) the market value of the security based on the average of the closing prices of such security's sales on all securities exchanges or automated quotation system on which such security may at the time be listed or included, or, if there has been no sales on any such exchange or reported on such quotation system on any day, the average of the highest bid and lowest asked prices on all such exchanges or reported at the end of such day, or, if on any day such security is not so listed or included in any such quotation system, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the third day immediately prior to the day as of which "Fair Market Value" is being determined and the 20 consecutive business days prior to such day; provided however, that if such security is an Option, a Convertible Security or a Warrant, and such security is at any time not listed on any securities exchange or quoted in any such quotation system or the over-the-counter market, the "Fair Market Value" of such security shall be calculated on the basis of "Fair Market Value" of underlying shares of Common Stock, less any consideration which would be payable if the holder of such Option, Convertible Security or a Warrant had exercised, exchanged or converted such Option, Convertible Security or a Warrant on the date of determination of the "Fair Market Value"; or (ii) the pro rata share of the book value of the Company (as determined in accordance with generally accepted accounting principles by reference to the Company's most recent regularly prepared balance sheet) attributable to such security (assuming the exercise or conversion thereof, as appropriate); or (iii) the fair value thereof determined by an appraiser which shall be an investment bank of nationally recognized standing experienced in valuing securities, which appraiser shall be jointly selected by the Company and the Registered Holder of this Warrant, valued on the basis of a sale of the Company as a whole in an arm's-length transaction between a willing buyer and the Company as a willing seller, neither acting under compulsion (and in each case, without any discount or reduction for any liquidity or other inability to sell such security, or the fact that such security represents a minority interest in the Company or may be subject to redemption, conversion or exchange by the Company), and the Company shall pay the fees and expenses of such appraiser; provided, however, that if such security is not listed on any securities exchange or quoted in any such quotation system or over the-counter market, then "Fair Market Value" of such security means the highest of the value determined by the calculation provided for in (ii) and (iii). Notwithstanding anything herein to the contrary, prior to commencing any appraisal provided for in (iii), the Registered Holder shall provide written notice to the Company requesting such an appraisal no later than the last day of the applicable Redemption Notice Period. Any delays in the performance of the Company's obligations under this Agreement that are caused by such appraisal shall not result in any liability or claims whatsoever upon the Company by the Holder provided that the Company is diligently causing such appraisal to be effected. The Company shall give the Holder prompt notice of the names of holders of other warrants issued by the Company demanding redemption and the number of such warrants and shares of Common Stock of the Company as to which redemption is so sought promptly.

         "Holder" means GE Capital and any successor in interest thereto.

         "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities other than rights, warrants or options referred to in Sections 2A or 2B above.

         "Person" means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Registered Holder" means GE Capital with respect to any security or such other holder of such security as reflected in the records of the Company or any securities registrar maintained in the ordinary course.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Subsidiary" shall have the meaning ascribed to such term in the Credit Agreement.

         "Warrant Shares" means shares of the Company's Common Stock issuable upon exercise of the Warrant; provided, that if the securities issuable or issued upon exercise of the Warrant are issued by an entity other than the Company or there is a change in the class of securities so issuable, then the term "Warrant Shares" shall mean shares of the security issuable upon exercise of the Warrant if such security is issuable in shares, or shall mean the equivalent units in which such security is issuable if such security is not issuable in shares. Once issued such securities shall cease to be Warrant Shares
(i) when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement or (ii) upon any sale of such securities to the public pursuant to Rule 144 (or any successor provision) under the Securities Act.

         Section 10. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company (provided that if the Registered Holder is the original holder of this Warrant, a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

         Section 11. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (c) when delivered, if hand-delivered by messenger, all of which shall be addressed (i) if to the Company at its principal executive offices and
(ii) if to a Registered Holder, at such Registered Holder's address as it appears in the records of the Company (unless otherwise indicated by any such Registered Holder) or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

         Section 12. Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provision of this Warrant without the prior written consent of the Registered Holder of this Warrant.

         Section 13. Warrant Register. The Company shall maintain at its principal executive offices a register for the registration of transfer of Warrants. Upon the surrender of any certificate representing Warrants at such place, the Company will, at the request of the record holder of such certificate, execute and deliver (at the Company's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Warrant Shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of Warrant Shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

         Section 14. Fractions of Shares. If any fractional interest in a Warrant Share would, except for the provisions of this subparagraph, be delivered upon any exercise of the Warrant, at the request of the Registered Holder the Company, in lieu of delivering the fractional share therefor, shall pay an amount to the Registered Holder thereof equal to the Fair Market Value of such fractional interest as of the date of exercise.

         Section 15. Descriptive Headings: Governing Law. The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

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

         IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers under its corporate seal and to be dated as of the date hereof.


                                          HI-RISE RECYCLING SYSTEMS, INC.

                                          By: /s/ Kevin J. Bartczak
                                             -----------------------------------
                                              Name: Kevin J. Bartczak
                                              Title: VP, CFO


Attest: /s/ Michael F. Bracken
       ----------------------------------
        Name: Michael F. Bracken
        Title: Executive Vice President

                                    Page 17